Exhibit 99.10

Joint Filing Agreement

Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13D, as amended, with respect to the Class A Common Stock, par value $0.0001 per share, of Archer Aviation Inc., to which this Agreement is attached as an Exhibit, and any additional amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned. This Agreement may be executed, either manually or electronically, in one or more counterparts.

Dated:	May 20, 2022	/s/ Brett Adcock
Brett Adcock

Dated:	May 20, 2022	HIGHT DRIVE GROWTH LLC

		By:	/s/ Brett Adcock
Brett Adcock, Managing Member